Exhibit 99.1

UNITED WISCONSIN GRAIN PRODUCERS LLC W1231 Tessmann Drive · Post Office Box 247 · Friesland, WI 53935-0247 · Phone: 920-348-5016 · Fax: 920-348-5009

January 15, 2008

Dear United Wisconsin Grain Producer Member:

On January 10, 2008, the Board of Directors of United Wisconsin Grain Producers LLC (UWGP) voted to make a distribution of $250 per unit to all unit holders of record as of January 10, 2008, for a total distribution to members of approximately $7,175,000.  This distribution will occur on or around February 15th, 2008.

The State of Wisconsin has adopted a new regulation regarding withholding income tax from distributions to “non-resident” (out-of-state) partners.  Please note this applies only to out-of-state partners (members).  We are including a Wisconsin PW-2 form for all of the out-of-state members.  If you are not a resident of the state of Wisconsin in 2007 for income tax purposes and did not receive a PW-2 form with this letter, please contact us as soon as possible so we can correct our records and forward you the appropriate form.  The regulation states that we must withhold income tax from distributions to non-resident members unless we receive a completed PW-2 form, approved by the state, from the nonresident member.  If you qualify for one of the five exemptions listed on the form and do not want Wisconsin Income tax withheld from your distribution checks, you must complete the form, submit it to the state of Wisconsin for its approval, and then mail it to us after you receive the approved form back from the state.

Please note that the amount of any cash distribution made by UWGP to its members is not the same as a member’s allocation of taxable income for the current fiscal year.  A Form K-1 for the fiscal year ending December 31, 2007, will be mailed to each unit holder approximately February 15, 2008 and will report taxable income and income tax credits derived from UWGP.

Secondly, to minimize interest costs the board approved the retirement of the balance of our existing long term debt with Farmers and Merchants Union Bank of approximately $14,300,000.  We will retire the debt between now and the end of April 2008 as the investment instruments our cash is currently invested in, mature.

We are also excited to announce the Board has increased the number of student scholarships from five to seven for 2008.  The scholarships are $1,000 each, available to 1) members 2) students (son or daughter) of members and 3) graduating seniors/alumni of area* high schools who are furthering their education at any college or trade institution whether as a full or part-time student.  Applications must be postmarked no later than March 1, 2008.  We have included a scholarship application for your reference and the application is also available from the local schools or our website at www.uwgp.com.

*Beaver Dam, Cambria-Friesland, Columbus, Dodgeland/Juneau, Fall River, Green Lake, Horicon, Markesan, Montello, Pardeeville, Portage, Poynette, Princeton, Randolph, Rio, Waupun,

Sincerely,

William Herrmann, President

Board of Directors of United Wisconsin Grain Producers LLC

Website: www.uwgp.com   E-mail: mail@uwgp.com